Exhibit 10.1

AMENDMENT TO
CONSULTING AGREEMENT

THIS AMENDMENT is made and entered into between MOMENTA PHARMACEUTICALS, INC., (the “Company”) and Bennett M. Shapiro (“Consultant”) and amends the Consulting Agreement dated October 4, 2004 between the parties, as extended and amended by an agreement effective as of September 22, 2005 (collectively, the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.  The parties hereby amend the Agreement as follows:

1.  The Company and Consultant hereby agree to extend the Term of the Agreement for one additional year, commencing on October 4, 2006 and terminating on October 3, 2007 (the “Renewal Period”).

3.  As compensation for the Consulting Services during the Renewal Period, the Company’s Board of Directors or Compensation Committee shall grant to Consultant a non-statutory stock option (the “Option”) with the following terms:  (i) such Option shall be exercisable for that number of shares of the Company’s Common Stock having an aggregate value of approximately $55,000 computed pursuant to the Black Scholes pricing model (it being understood that such calculation shall be rounded down to the nearest whole number of shares); (ii) the exercise price of the Option shall be equal to the closing price of the Company’s Common Stock on the NASDAQ Global Market on the date of grant; (iii) the Option shall vest in 12 equal monthly installments, with the first installment vesting one month from the date of grant; and (iv) the Option shall have a three-year duration.

All other terms and conditions of the Agreement shall remain in full force and effect during the Renewal Period.

CONSULTANT		MOMENTA PHARMACEUTICALS, INC.

/s/ Bennett M. Shapiro	By:	/s/ Richard P. Shea
Bennett M. Shapiro		Print Name: Richard P. Shea
Title: VP & CFP

Date: 25 September 06		Date: 9-25-06